United States Commodity Funds lists products on Mexican Stock Exchange

August 28, 2013, Oakland, CA - USCF announced today that five of its exchange traded products (ETPs) are now listed on the Mexican Stock Exchange, Bolsa Mexicana de Valores in Spanish (BMV). The ETPs available on the BMV are United States Oil Fund, LP (USO), United States Natural Gas Fund, LP (UNG), United States 12 Month Oil Fund, LP (USL), United States Gasoline Fund, LP (UGA) and the United States Commodity Index Fund (USCI).

USCF’s Chief Investment Officer John Hyland said: "We are pleased to list these products on the BMV, as this opens up a significant new market for our products. We think the BMV is the most important exchange in Latin America as it serves both the fast-growing Mexican economy and is a key exchange for the rest of Latin America. As Mexican institutions and investors are becoming increasingly sophisticated, they are interested in alternative investments as well as Mexican equities and fixed income. Now that Mexican investors can trade these ETPs in pesos, we hope they'll benefit from the liquidity and transparency these products provide."

United States Commodity Funds LLC manages 12 ETPS that focus on commodities. These funds are designed to track the performance of commodity futures contracts, and USCI seeks to track an index based on the daily price movements of a broad basket of commodities.

Located in Mexico City, the BMV is the second largest securities exchange in Latin America, after Brazil. The BMV is the public marketplace for both Mexican and non-Mexican listed securities.

Distributed by ALPS Distributors Inc.	USO 000783 expiration 2/2014

This material must be preceded or accompanied by a prospectus. Please read it carefully before investing or sending money.

United States Oil Fund LP® (“USO”), United States 12 Month Oil Fund LP® (“USL”), United States Natural Gas Fund, LP® (“UNG”), United States Gasoline Fund LP® (“UGA”), United States Commodity Index Fund (USCI),(together, “the Funds”), are not mutual funds or any other type of Investment Company within the meaning of the Investment Company Act of 1940, as amended, and are not subject to regulation thereunder.

Commodity and futures trading is highly speculative and generally volatile and are not for all investors.

The Funds are speculative and involve a high degree of risk. An investor may lose all or substantially all of an investment in the Funds.

Review the prospectus for the breakdown calculations for the Funds.

Ordinary brokerage commissions apply.

Units of the Funds are not FDIC insured, may lose value and have no bank guarantee.

Indexes are unmanaged and do not reflect the deduction of fees, expenses or taxes, it is not possible to invest directly in an index.

Only authorized purchasers may purchase or sell directly with USO and UNG in minimum blocks of 100,000 units, and for USL, UGA and USCI in minimum blocks of 50,000 units.

The Funds are not operated in a fashion such that their NAVs will reflect the percentage change of the price of any particular futures contract as measured over a time period greater than one day. It is not the intent to operate the Funds in a fashion such that their per unit NAV will equal in dollar terms, the spot price of any particular futures contract.

Transparency-refers to readily available information about the fund including pricing and the fund’s holdings.

Liquidity-refers to how easily a fund is traded, in other words, how easily an investor can get his or her money back out of the investment.

USO United States Oil Fund LP®, USL United States 12 Month Oil Fund LP®, UNG United States Natural Gas Fund,LP®, UNL United States 12 Month Natural Gas Fund LP®, UGA United States Gasoline Fund LP®, USCI United States Commodity Index Fundand each of their respective Design marks are registered trademarks and service marks of the United States Commodity Funds LLC. The United States Commodity Funds® is a registered trademark. All rights reserved.

For a prospectus or additional information call 800-920-0259, write to ALPS Distributors, Inc, 1290 Broadway, Suite 1100, Denver, CO 80203

To download a prospectus:

United States Oil Fund, LP, visit www.unitedstatesoilfund.com/uso-prospectus.php,

United States 12 Month Oil Fund, LP, visit www.unitedstates12monthoilfund.com/usl-prospectus.php, United States Natural Gas Fund, LP, visit www.unitedstatesnaturalgasfund.com/ung-prospectus.php,

United States Gasoline Fund, LP, visit www.unitedstatesgasolinefund.com/uga-prospectus.php,

United States Commodity Index Fund, visit www.unitedstatescommodityindexfund.com/usci-prospectus.php.